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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 22, 2006

MAVERICK MINERALS CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-25515	88-0410480
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

2501 Lansdowne Avenue
Saskatoon, Saskatchewan, Canada S7J 1H3
(Address of principal executive offices and Zip Code)

(306) 343-5799
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.04     TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

On February 22nd Eskota Energy Corporation, ("The Company"), a wholly-owned subsidiary of Maverick Minerals Corporation received formal notice of foreclosure on the company's S. Neill lease ("the Property") in Fisher and Nolan Counties in central Texas. The proceedings relate to a breach of the deed of trust alleged by the Vendor and security holder pursuant to a disagreement concerning outstanding payables for work performed on the Property. In response to those certain concerns regarding the reworking of the existing lease infrastructure the Company suspended its interest payments having received a demand letter as previously disclosed and sought legal counsel as to its position in the matter.

The Company and the Vendor have reached an accord which is acceptable to both parties. The Company will pay all interest in arrears and agree to maintain the payments in a timely manner going forward. The Company will also assign its interest in a separate 800 +/-acre lease which it co-owns with the Vendor with the understanding that the proceeds from the sale of the subject lease that accrue to the Company be applied to the outstanding payables in question. The net proceeds are expected to be approximately $60,000.00.

Further, the Vendor has provided written assurance that subject to regular interest payments no further action will be taken under the foreclosure notice prior to the date of the first principal payment due under the original purchase agreement.

The Vendor and the Company further agreed that all net proceeds from the S. Neill lease will go first to the balance of the outstanding payables until they are retired. The balance outstanding, which will be administered by the Operator/Vendor, is estimated to be $90,000.00.

This accord will allow the Company to suspend its work-over program in favor of drilling a new well on the North Unit of the lease as soon as a suitable drilling contract can be entered into.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Dated this 3rd day of March, 2006.

MAVERICK MINERALS CORPORATION
(formerly known as Pacific Cart Services Ltd.)
(Registrant)

BY:	/s/ Robert Kinloch
Robert Kinloch, President, Principal Executive Officer, Secretary/Treasurer, Principal Financial Officer and member of the Board of Directors